Columbia Financial, Inc. Announces Financial Results
for the Third Quarter Ended September 30, 2025

Fair Lawn, New Jersey (October 20, 2025): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia"), reported net income of $14.9 million, or $0.15 per basic and diluted share, for the quarter ended September 30, 2025, as compared to $6.2 million, or $0.06 per basic and diluted share, for the quarter ended September 30, 2024. Earnings for the quarter ended September 30, 2025 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, a decrease in provision for credit losses and higher non-interest income, partially offset by an increase in non-interest expense and higher income tax expense.
For the nine months ended September 30, 2025, the Company reported net income of $36.1 million, or $0.35 per basic and diluted share, as compared to $9.6 million, or $0.09 per basic and diluted share, for the nine months ended September 30, 2024. Earnings for the nine months ended September 30, 2025 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, a decrease in provision for credit losses and higher non-interest income, and a decrease in non-interest expense, partially offset by higher income tax expense.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “Our quarterly earnings continue to increase in 2025 driven by net interest margin expansion, strong loan demand, a continued shift in loan mix and a reduction in funding costs. In September, we recommenced our share repurchase program which we believe will contribute to enhanced shareholder value. Our asset quality remains very strong and improved from the prior quarter with a decrease in non-performing assets. We continue to grow the Company's balance sheet towards commercially oriented segments in a very competitive environment, which speaks to the strength of our core customer relationships and the local economy."
Financial Highlights
•Net interest margin for the quarter ended September 30, 2025 of 2.29% increased 10 basis points from the prior quarter and 45 basis points from the prior year quarter.
•Loan growth for the quarter ended September 30, 2025 was $97.1 million, resulting in an annualized growth rate of approximately 4.8%.
•In September 2025, the Board of Directors authorized a share repurchase program of 1,800,000 shares. Management commenced share repurchases during September 2025 totaling 183,864 shares.
•Non-performing assets to total assets at September 30, 2025 was 0.30%, a decrease of 0.07% from 0.37% at June 30, 2025.
Results of Operations for the Three Months Ended September 30, 2025 and September 30, 2024
Net income of $14.9 million was recorded for the quarter ended September 30, 2025, an increase of $8.7 million, as compared to net income of $6.2 million for the quarter ended September 30, 2024. The increase in net income was primarily attributable to a $12.1 million increase in net interest income, a $1.8 million decrease in provision for credit losses, and an $889,000 increase in non-interest income, partially offset by a $2.3 million increase in non-interest expense and a $3.8 million increase in income tax expense.
Net interest income was $57.4 million for the quarter ended September 30, 2025, an increase of $12.1 million, or 26.7%, from $45.3 million for the quarter ended September 30, 2024. The increase in net interest income was primarily attributable to a $4.5 million increase in interest income and a $7.6 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans coupled with an increase in average yields on loans and securities. During the fourth quarter of 2024, the Company implemented a balance sheet repositioning transaction which resulted in an increase in the average yield on securities and a decrease in the cost of borrowings, which had a notable impact on net interest income for the quarter ended September 30, 2025. The 100 basis point decrease in market interest rates during the last four months of 2024, and to a lesser extent, the 25 basis point decrease in market interest rates in September 2025 contributed to lower interest rates paid on new and repricing deposits and borrowings during the quarter ended

September 30, 2025. Prepayment penalties, which are included in interest income on loans, totaled $767,000 for the quarter ended September 30, 2025, compared to $171,000 for the quarter ended September 30, 2024.
The average yield on loans for the quarter ended September 30, 2025 increased 4 basis points to 5.04%, as compared to 5.00% for the quarter ended September 30, 2024. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the quarter ended September 30, 2025 increased 51 basis points to 3.41%, as compared to 2.90% for the quarter ended September 30, 2024. This was primarily a result of lower yielding securities being sold and replaced with higher yielding securities as part of the balance sheet repositioning transaction implemented in the fourth quarter of 2024. The average yield on other interest-earning assets for the quarter ended September 30, 2025 decreased 148 basis points to 5.24%, as compared to 6.72% for the quarter ended September 30, 2024, mainly due to a 190 basis point decrease in the dividend rate received on Federal Home Loan Bank stock.
Total interest expense was $63.0 million for the quarter ended September 30, 2025, a decrease of $7.6 million, or 10.7%, from $70.6 million for the quarter ended September 30, 2024. The decrease in interest expense was primarily attributable to a 30 basis point decrease in the average cost of interest-bearing deposits along with a 50 basis point decrease in the average cost of borrowings, coupled with a decrease in the average balance of borrowings, partially offset by an increase in the average balance of interest-bearing deposits. Interest expense on deposits decreased $2.6 million, or 5.0%, and interest expense on borrowings decreased $5.0 million, or 26.9%, for the quarter ended September 30, 2025 as compared to the quarter ended September 30, 2024.
The Company's net interest margin for the quarter ended September 30, 2025 increased 45 basis points to 2.29% when compared to 1.84%, for the quarter ended September 30, 2024, due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased 11 basis points to 4.81% for the quarter ended September 30, 2025 as compared to 4.70% for the quarter ended September 30, 2024. The average cost of interest-bearing liabilities decreased 38 basis points to 3.14% for the quarter ended September 30, 2025 as compared to 3.52% for the quarter ended September 30, 2024.
The provision for credit losses for the quarter ended September 30, 2025 was $2.3 million, a decrease of $1.8 million, or 42.9%, from $4.1 million for the quarter ended September 30, 2024. The decrease in provision for credit losses was primarily attributable to a decrease in net charge-offs, which totaled $1.2 million for the quarter ended September 30, 2025, as compared to $2.7 million for the quarter ended September 30, 2024.
Non-interest income was $9.9 million for the quarter ended September 30, 2025, an increase of $889,000, or 9.9%, from $9.0 million for the quarter ended September 30, 2024. The increase was attributable to an increase of $342,000 in demand deposit account fees mainly related to commercial account treasury services, an increase of $619,000 in loan fees and service charges related to customer swap income, an increase in bank-owned life insurance of $464,000, and an increase in the change in fair value of equity securities of $741,000, partially offset by a decrease of $1.2 million in other non-interest income, mainly related to interest rate swaps.
Non-interest expense was $45.1 million for the quarter ended September 30, 2025, an increase of $2.3 million, or 5.3%, from $42.8 million for the quarter ended September 30, 2024. The increase was primarily attributable to an increase in compensation and employee benefits expense of $1.5 million, an increase in occupancy expense of $461,000, and an increase in data processing and software expenses of $332,000.
Income tax expense was $5.0 million for the quarter ended September 30, 2025, an increase of $3.8 million, as compared to income tax expense of $1.1 million for the quarter ended September 30, 2024, mainly due to higher pre-tax income. The Company's effective tax rate was 25.0% and 15.5% for the quarters ended September 30, 2025 and 2024, respectively. The effective tax rate for the 2024 period was primarily impacted by permanent income tax differences.
Results of Operations for the Nine Months Ended September 30, 2025 and September 30, 2024
Net income of $36.1 million was recorded for the nine months ended September 30, 2025, an increase of $26.5 million, or 276.9%, compared to net income of $9.6 million for the nine months ended September 30, 2024. The increase in net income was primarily attributable to a $29.9 million increase in net interest income, a $3.8 million decrease in provision for credit losses, a $2.9 million increase in non-interest income and a $902,000 decrease in non-interest expense, partially offset by a $11.0 million increase in income tax expense.
Net interest income was $161.4 million for the nine months ended September 30, 2025, an increase of $29.9 million, or 22.7%, from $131.6 million for the nine months ended September 30, 2024. The increase in net interest income was primarily attributable to an $11.3 million increase in interest income and a $18.6 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans coupled with an increase in the average yields on loans and securities. During the fourth quarter of 2024, the Company implemented a balance sheet repositioning transaction which resulted in an increase in the average yield on securities and a decrease in the cost of borrowings, which had a notable impact on net interest income for the nine months ended September 30, 2025. The 100 basis point decrease in market interest rates during the last four months of 2024, and, to a lesser extent, the 25 basis point decrease in market interest rates in the September 2025, contributed to a decrease in interest rates paid on new and repricing deposits and borrowings during the nine months ended September 30, 2025. The decrease in interest expense on borrowings was also impacted by a decrease in the average balance of borrowings and the decrease in the cost of new borrowings. Prepayment penalties, which are included in interest income on loans, totaled $1.6 million for the nine months ended September 30, 2025, compared to $875,000 for the nine months ended September 30, 2024.
The average yield on loans for the nine months ended September 30, 2025 increased 5 basis points to 4.96%, as compared to 4.91% for the nine months ended September 30, 2024. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the nine months ended September 30, 2025 increased 65 basis points to 3.47%, as compared to 2.82% for the nine months ended September 30, 2024. This was a result of lower yielding securities sold as part of the balance sheet repositioning transaction implemented in the fourth quarter of 2024 being replaced with higher yielding securities purchased in 2024 and throughout the nine months ended September 30, 2025. The average yield on other interest-earning assets for the nine months ended September 30, 2025 decreased 96 basis points to 5.39%, as compared to 6.35% for the nine months ended September 30, 2024, due to lower dividends received on Federal Home Loan Bank stock.
Total interest expense was $187.7 million for the nine months ended September 30, 2025, a decrease of $18.6 million, or 9.0%, from $206.2 million for the nine months ended September 30, 2024. The decrease in interest expense was primarily attributable to a 16 basis point decrease in the average cost of interest-bearing deposits along with a 52 basis point decrease in the average cost of borrowings coupled with a decrease in the average balance of borrowings. Interest expense on deposits decreased $1.4 million, or 0.9%, and interest expense on borrowings decreased $17.2 million, or 30.8%, for the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024.
The Company's net interest margin for the nine months ended September 30, 2025 increased 40 basis points to 2.20%, when compared to 1.80% for the nine months ended September 30, 2024. The increase in net interest margin was due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased 14 basis points to 4.75% for the nine months ended September 30, 2025, as compared to 4.61% for the nine months ended September 30, 2024. The average cost of interest-bearing liabilities decreased 30 basis points to 3.17% for the nine months ended September 30, 2025, as compared to 3.47% for the nine months ended September 30, 2024.
The provision for credit losses for the nine months ended September 30, 2025 was $7.7 million, a decrease of $3.8 million, or 33.1%, from $11.6 million for the nine months ended September 30, 2024. The decrease in provision for credit losses was primarily attributable to a decrease in net charge-offs, which totaled $5.2 million for the nine months ended September 30, 2025 as compared to $8.2 million for the nine months ended September 30, 2024, and a decrease in quantitative loss rates based on the evaluation of current and projected economic conditions.
Non-interest income was $28.5 million for the nine months ended September 30, 2025, an increase of $2.9 million, or 11.3%, from $25.6 million for the nine months ended September 30, 2024. The increase was primarily attributable to an increase in gain on securities transactions of $1.6 million, an increase of $1.2 million in demand deposit account fees mainly related to commercial account treasury services, an increase of $1.1 million in loan fees and service charges related to customer swap income, an increase in the change in fair value of equity securities of $869,000, and a $281,000 gain on the sale of real estate owned, partially offset by a decrease of $3.2 million in other non-interest income, mainly related to interest rate swaps.

Non-interest expense was $133.8 million for the nine months ended September 30, 2025, a decrease of $902,000, or 0.7% from $134.7 million for the nine months ended September 30, 2024. The decrease was primarily attributable to a $3.0 million decrease in professional fees for legal, regulatory and compliance-related costs, a decrease in merger-related expenses of $737,000 and a decrease in other non-interest expense of $1.5 million, partially offset by an increase in compensation and employee benefits expense of $3.9 million and an increase in data processing and software expenses of $615,000. Professional fees for legal, regulatory and compliance-related costs decreased in the 2025 period. Increases in compensation and employee benefits expense and data processing and software expenses represent normal annual increases.
Income tax expense was $12.3 million for the nine months ended September 30, 2025, an increase of $11.0 million, as compared to income tax expense of $1.3 million for the nine months ended September 30, 2024, mainly due to higher pre-tax income. The Company's effective tax rate was 25.4% and 11.8% for the nine months ended September 30, 2025 and 2024, respectively. The effective tax rate for the 2024 period was impacted by permanent income tax differences.
Balance Sheet Summary

Total assets increased $380.3 million, or 3.6%, to $10.9 billion at September 30, 2025 as compared to $10.5 billion at December 31, 2024. The increase in total assets was primarily attributable to an increase in debt securities available for sale of $54.3 million, and an increase in loans receivable, net, of $349.9 million, partially offset by a decrease in cash and cash equivalents of $35.8 million.
Cash and cash equivalents decreased $35.8 million, or 12.4%, to $253.4 million at September 30, 2025 from $289.2 million at December 31, 2024. The decrease was primarily attributable to purchases of securities of $219.1 million, purchases of loans of $150.9 million and the origination of loans receivable, partially offset by proceeds from principal repayments on securities of $143.6 million, and repayments on loans receivable.
Debt securities available for sale increased $54.3 million, or 5.3%, to $1.1 billion at September 30, 2025 from $1.0 billion at December 31, 2024. The increase was attributable to purchases of securities of $185.7 million, consisting primarily of U.S. government obligations and mortgage-backed securities, and a decrease in the gross unrealized loss on securities of $31.7 million, partially offset by maturities on securities of $38.5 million, repayments on securities of $115.4 million, and the sale of securities of $15.7 million.
Loans receivable, net, increased $349.9 million, or 4.5%, to $8.2 billion at September 30, 2025 from $7.9 billion at December 31, 2024. Multifamily loans, commercial real estate loans and commercial business loans increased $151.5 million, $192.4 million, and $149.5 million, respectively, partially offset by decreases in one-to-four family real estate loans, construction loans and home equity loans and advances of $127.8 million, $8.3 million, and $2.0 million, respectively. The increase in commercial business loans was primarily due to the purchase of $130.9 million in equipment finance loans from a third party in May 2025, at a $3.2 million discount, which included $5.1 million of purchased credit deteriorated loans ("PCD"). The principal balance of the PCD loans purchased was charged-off by $3.2 million. The allowance for credit losses for loans increased $5.7 million to $65.7 million at September 30, 2025 from $60.0 million at December 31, 2024, primarily due to an increase in the outstanding balance of loans.
Total liabilities increased $319.8 million, or 3.4%, to $9.7 billion at September 30, 2025 from $9.4 billion at December 31, 2024. The increase was primarily attributable to an increase in total deposits of $144.2 million, or 1.8%, and an increase in borrowings of $182.9 million, or 16.9%, partially offset by a decrease in other liabilities of $6.2 million. The increase in total deposits consisted of increases in non-interest-bearing demand deposits, money market accounts and certificates of deposit of $52.7 million, $154.8 million, and $115.9 million, respectively, partially offset by decreases in interest-bearing demand deposits and savings and club accounts of $165.6 million and $13.6 million, respectively. The $182.9 million increase in borrowings was driven by a net increase in short-term borrowings of $107.0 million, coupled with new long-term borrowings of $155.3 million, partially offset by repayments of $79.4 million in maturing long-term borrowings. A portion of the proceeds from borrowings were utilized to fund the purchase of $130.9 million in equipment finance loans from a third party in May 2025.
Total stockholders’ equity increased $60.6 million, or 5.6%, with a balance of $1.1 billion at both September 30, 2025 and December 31, 2024. The increase in total stockholders' equity was primarily attributable to net income of $36.1 million, and an increase of $21.5 million in other comprehensive income, which includes changes in unrealized losses on debt securities available for sale and unrealized gains on swap contracts, net of taxes, included in other comprehensive income. This increase was partially offset by the repurchase of 183,864 shares of common stock at a cost of approximately $2.8 million, or $15.43 per share, under our recently announced seventh stock repurchase program.
Asset Quality
The Company's non-performing loans at September 30, 2025 totaled $32.5 million, or 0.40% of total gross loans, as compared to $21.7 million, or 0.28% of total gross loans, at December 31, 2024. The $10.8 million increase in non-performing loans was primarily attributable to a $5.9 million construction loan designated as non-performing during the 2025 period, an increase in non-performing one-to-four family real estate loans of $1.1 million, and an increase in non-performing commercial real estate loans of $2.7 million. The $5.9 million non-performing construction loan was made to finance the construction of a mixed use five-story building with both commercial space and apartments. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 32 non-performing loans at December 31, 2024 to 38 non-performing loans at September 30, 2025. The increase in non-performing commercial real estate loans was due to an increase in the number of loans from four non-performing loans at December 31, 2024 to eight non-performing loans at September 30, 2025. Non-performing assets as a percentage of total assets totaled 0.30% at September 30, 2025, as compared to 0.22% at December 31, 2024.
For the quarter ended September 30, 2025, net charge-offs totaled approximately $1.2 million, as compared to $2.7 million for the quarter ended September 30, 2024. For the nine months ended September 30, 2025, net charge-offs totaled $5.2 million as compared to $8.2 million for the nine months ended September 30, 2024. Charge-offs for the nine months ended September 30, 2025 included $3.2 million in charge-offs related to PCD loans included in the equipment finance loan purchase noted above.
The Company's allowance for credit losses on loans was $65.7 million, or 0.80% of total gross loans, at September 30, 2025, compared to $60.0 million, or 0.76% of total gross loans, at December 31, 2024. The increase in the allowance for credit losses for loans was primarily due to an increase in the outstanding balance of loans.

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 69 full-service banking offices and offers traditional financial services to consumers and businesses in its market area.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of changing political conditions or federal government shutdowns; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the successful implementation of our December 2024 balance sheet repositioning transaction; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	September 30,	December 31,
	2025	2024
Assets	(Unaudited)
Cash and due from banks	$253,291	$289,113
Short-term investments	111	110
Total cash and cash equivalents	253,402	289,223

Debt securities available for sale, at fair value	1,080,229	1,025,946
Debt securities held to maturity, at amortized cost (fair value of $368,206, and $350,153 at September 30, 2025 and December 31, 2024, respectively)	399,278	392,840
Equity securities, at fair value	7,967	6,673
Federal Home Loan Bank stock	68,263	60,387

Loans receivable	8,272,560	7,916,928
Less: allowance for credit losses	65,659	59,958
Loans receivable, net	8,206,901	7,856,970

Accrued interest receivable	42,249	40,383
Office properties and equipment, net	82,814	81,772
Bank-owned life insurance	280,890	274,908
Goodwill and intangible assets	120,914	121,008
Other real estate owned	—	1,334
Other assets	312,927	324,049
Total assets	$10,855,834	$10,475,493

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,240,321	$8,096,149
Borrowings	1,263,483	1,080,600
Advance payments by borrowers for taxes and insurance	44,305	45,453
Accrued expenses and other liabilities	166,765	172,915
Total liabilities	9,714,874	9,395,117

Stockholders' equity:
Total stockholders' equity	1,140,960	1,080,376
Total liabilities and stockholders' equity	$10,855,834	$10,475,493

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$103,792	$97,863	$298,548	$286,064
Debt securities available for sale and equity securities	9,858	9,592	29,901	26,618
Debt securities held to maturity	2,886	2,616	8,619	7,487
Federal funds and interest-earning deposits	2,623	3,850	7,924	11,872
Federal Home Loan Bank stock dividends	1,258	1,966	4,079	5,759
Total interest income	120,417	115,887	349,071	337,800
Interest expense:
Deposits	49,569	52,196	149,058	150,440
Borrowings	13,462	18,416	38,599	55,805
Total interest expense	63,031	70,612	187,657	206,245

Net interest income	57,386	45,275	161,414	131,555

Provision for credit losses	2,344	4,103	7,745	11,575

Net interest income after provision for credit losses	55,042	41,172	153,669	119,980

Non-interest income:
Demand deposit account fees	2,037	1,695	5,940	4,698
Bank-owned life insurance	2,133	1,669	5,982	5,253
Title insurance fees	684	688	2,191	1,935
Loan fees and service charges	1,570	951	4,370	3,290
Gain (loss) on securities transactions	—	—	336	(1,256)
Change in fair value of equity securities	714	(27)	1,294	425
Gain on sale of loans	401	459	901	825
Gain on sale of other real estate owned	—	—	281	—
Other non-interest income	2,328	3,543	7,216	10,440
Total non-interest income	9,867	8,978	28,511	25,610

Non-interest expense:
Compensation and employee benefits	29,248	27,738	86,764	82,910
Occupancy	6,055	5,594	18,208	17,621
Federal deposit insurance premiums	1,783	1,518	5,402	5,752
Advertising	512	766	1,606	2,053
Professional fees	2,590	2,454	8,624	11,597
Data processing and software expenses	4,457	4,125	12,621	12,006
Merger-related expenses	—	23	—	737
Other non-interest expense, net	441	616	612	2,063
Total non-interest expense	45,086	42,834	133,837	134,739

Income before income tax expense	19,823	7,316	48,343	10,851

Income tax expense	4,955	1,131	12,270	1,281

Net income	$14,868	$6,185	$36,073	$9,570

Earnings per share-basic	$0.15	$0.06	$0.35	$0.09
Earnings per share-diluted	$0.15	$0.06	$0.35	$0.09
Weighted average shares outstanding-basic	102,031,221	101,623,160	101,943,317	101,673,619
Weighted average shares outstanding-diluted	102,031,221	101,832,048	101,943,317	101,813,253

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended September 30,
	2025			2024
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$8,165,132	$103,792	5.04%	$7,791,131	$97,863	5.00%
Securities	1,481,219	12,744	3.41%	1,676,781	12,208	2.90%
Other interest-earning assets	293,903	3,881	5.24%	344,560	5,816	6.72%
Total interest-earning assets	9,940,254	120,417	4.81%	9,812,472	115,887	4.70%
Non-interest-earning assets	871,010			870,155
Total assets	$10,811,264			$10,682,627

Interest-bearing liabilities:
Interest-bearing demand	$1,904,963	$10,685	2.23%	$1,970,444	$14,581	2.94%
Money market accounts	1,369,986	9,763	2.83%	1,250,676	8,256	2.63%
Savings and club deposits	640,834	1,056	0.65%	658,628	1,313	0.79%
Certificates of deposit	2,838,737	28,065	3.92%	2,589,190	28,046	4.31%
Total interest-bearing deposits	6,754,520	49,569	2.91%	6,468,938	52,196	3.21%
FHLB advances	1,213,787	13,317	4.35%	1,497,580	18,249	4.85%
Junior subordinated debentures	7,051	145	8.16%	7,028	164	9.28%
Other borrowings	—	—	—%	217	3	5.50%
Total borrowings	1,220,838	13,462	4.37%	1,504,825	18,416	4.87%
Total interest-bearing liabilities	7,975,358	$63,031	3.14%	7,973,763	$70,612	3.52%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,489,014			1,411,622
Other non-interest-bearing liabilities	219,406			235,990
Total liabilities	9,683,778			9,621,375
Total stockholders' equity	1,127,486			1,061,252
Total liabilities and stockholders' equity	$10,811,264			$10,682,627

Net interest income		$57,386			$45,275
Interest rate spread			1.67%			1.18%
Net interest-earning assets	$1,964,896			$1,838,709
Net interest margin			2.29%			1.84%
Ratio of interest-earning assets to interest-bearing liabilities	124.64%			123.06%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Nine Months Ended September 30,
	2025			2024
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$8,040,666	$298,548	4.96%	$7,789,356	$286,064	4.91%
Securities	1,484,237	38,520	3.47%	1,618,319	34,105	2.82%
Other interest-earning assets	297,563	12,003	5.39%	370,749	17,631	6.35%
Total interest-earning assets	9,822,466	349,071	4.75%	9,778,424	337,800	4.61%
Non-interest-earning assets	867,884			864,036
Total assets	$10,690,350			$10,642,460

Interest-bearing liabilities:
Interest-bearing demand	$1,967,414	$33,121	2.25%	$1,972,520	$41,673	2.82%
Money market accounts	1,328,675	28,425	2.86%	1,235,520	25,349	2.74%
Savings and club deposits	645,055	3,278	0.68%	673,930	3,920	0.78%
Certificates of deposit	2,795,026	84,234	4.03%	2,550,634	79,498	4.16%
Total interest-bearing deposits	6,736,170	149,058	2.96%	6,432,604	150,440	3.12%
FHLB advances	1,164,942	38,174	4.38%	1,507,045	55,316	4.90%
Junior subordinated debentures	7,043	425	8.07%	7,023	486	9.24%
Other borrowings	—	—	—%	73	3	5.49%
Total borrowings	1,171,985	38,599	4.40%	1,514,141	55,805	4.92%
Total interest-bearing liabilities	7,908,155	$187,657	3.17%	7,946,745	$206,245	3.47%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,455,365			1,406,666
Other non-interest-bearing liabilities	218,546			243,848
Total liabilities	9,582,066			9,597,259
Total stockholders' equity	1,108,284			1,045,201
Total liabilities and stockholders' equity	$10,690,350			$10,642,460

Net interest income		$161,414			$131,555
Interest rate spread			1.58%			1.15%
Net interest-earning assets	$1,914,311			$1,831,679
Net interest margin			2.20%			1.80%
Ratio of interest-earning assets to interest-bearing liabilities	124.21%			123.05%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Yield on interest-earning assets:
Loans	5.04%	4.96%	4.89%	4.88%	5.00%
Securities	3.41	3.55	3.45	2.99	2.90
Other interest-earning assets	5.24	5.16	5.75	6.00	6.72
Total interest-earning assets	4.81%	4.75%	4.69%	4.61%	4.70%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	2.91%	2.95%	3.01%	3.13%	3.21%
Total borrowings	4.37	4.40	4.44	4.65	4.87
Total interest-bearing liabilities	3.14%	3.18%	3.21%	3.38%	3.52%

Interest rate spread	1.67%	1.57%	1.48%	1.23%	1.18%
Net interest margin	2.29%	2.19%	2.11%	1.88%	1.84%

Ratio of interest-earning assets to interest-bearing liabilities	124.64%	124.01%	123.96%	124.02%	123.06%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.55%	0.46%	0.34%	(0.79)%	0.23%
Core return on average assets	0.56%	0.47%	0.35%	0.42%	0.23%
Return on average equity	5.23%	4.46%	3.31%	(7.86)%	2.32%
Core return on average equity	5.41%	4.58%	3.37%	4.09%	2.29%
Core return on average tangible equity	6.04%	5.14%	3.78%	4.74%	2.58%
Interest rate spread	1.67%	1.57%	1.48%	1.23%	1.18%
Net interest margin	2.29%	2.19%	2.11%	1.88%	1.84%
Non-interest income to average assets	0.36%	0.38%	0.33%	(0.88)%	0.33%
Non-interest expense to average assets	1.65%	1.68%	1.68%	1.73%	1.60%
Efficiency ratio	67.04%	70.30%	74.57%	205.17%	78.95%
Core efficiency ratio	66.04%	69.41%	74.20%	73.68%	79.14%
Average interest-earning assets to average interest-bearing liabilities	124.64%	124.01%	123.96%	124.02%	123.06%
Net charge-offs to average outstanding loans (2)	0.04%	0.04%	0.04%	0.07%	0.14%

(1) Ratios are annualized when appropriate.
(2) The June 30, 2025 ratio includes $3.2 million of non-annualized PCD charge-offs related to the purchased commercial equipment finance loans.

ASSET QUALITY DATA:
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(Dollars in thousands)

Non-accrual loans	$32,529	$39,545	$24,856	$21,701	$28,014
90+ and still accruing	—	—	—	—	—
Non-performing loans	32,529	39,545	24,856	21,701	28,014
Real estate owned	—	—	1,334	1,334	1,974
Total non-performing assets	$32,529	$39,545	$26,190	$23,035	$29,988

Non-performing loans to total gross loans	0.40%	0.49%	0.31%	0.28%	0.36%
Non-performing assets to total assets	0.30%	0.37%	0.25%	0.22%	0.28%
Allowance for credit losses on loans ("ACL")	$65,659	$64,467	$62,034	$59,958	$58,495
ACL to total non-performing loans	201.85%	163.02%	249.57%	276.29%	208.81%
ACL to gross loans	0.80%	0.79%	0.78%	0.76%	0.75%

LOAN DATA:
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In thousands)
Real estate loans:
One-to-four family	$2,583,162	$2,629,372	$2,676,566	$2,710,937	$2,737,190
Multifamily	1,612,105	1,578,733	1,567,862	1,460,641	1,399,000
Commercial real estate	2,532,329	2,517,693	2,429,429	2,339,883	2,312,759
Construction	465,283	415,403	437,081	473,573	510,439
Commercial business loans	771,486	726,526	614,049	622,000	586,447
Consumer loans:
Home equity loans and advances	256,970	256,384	253,439	259,009	261,041
Other consumer loans	2,725	2,602	2,547	3,404	2,877
Total gross loans	8,224,060	8,126,713	7,980,973	7,869,447	7,809,753
Purchased credit deteriorated loans	10,920	11,998	10,395	11,686	11,795
Net deferred loan costs, fees and purchased premiums and discounts	37,580	36,788	35,940	35,795	35,642
Allowance for credit losses	(65,659)	(64,467)	(62,034)	(59,958)	(58,495)
Loans receivable, net	$8,206,901	$8,111,032	$7,965,274	$7,856,970	$7,798,695

	At September 30, 2025
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,612,105	20.2%	59.0%	1.55

Owner Occupied Commercial Real Estate	$674,630	8.5%	52.1%	2.26

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$547,192	6.9%	54.5%	1.44
Mixed Use	234,101	2.9	58.0	2.39
Industrial / Warehouse	433,719	5.4	54.3	1.60
Non-Medical Office	176,434	2.2	51.5	1.68
Medical Office	100,949	1.3	60.4	1.48
Single Purpose	63,940	0.8	62.4	1.40
Other	301,364	3.8	50.3	1.86
Total	$1,857,699	23.3%	54.5%	1.69

Total Multifamily and Commercial Real Estate Loans	$4,144,434	51.9%	55.9%	1.73

As of September 30, 2025, the Company had loan exposures of approximately $814,000 and $850,000 related to office and rent stabilized multifamily in New York City, respectively.
.

DEPOSIT DATA:
	September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,490,722	—%	$1,439,951	—%	$1,490,243	—%	$1,438,030	—%
Interest-bearing demand	1,855,724	2.04	1,872,265	2.03	1,935,384	2.08	2,021,312	2.19
Money market accounts	1,396,474	2.74	1,355,682	2.79	1,333,668	2.84	1,241,691	2.82
Savings and club deposits	638,857	0.61	644,761	0.70	651,713	0.70	652,501	0.75
Certificates of deposit	2,858,544	3.89	2,822,824	3.96	2,783,927	4.08	2,742,615	4.24
Total deposits	$8,240,321	2.32%	$8,135,483	2.36%	$8,194,935	2.40%	$8,096,149	2.47%

CAPITAL RATIOS:
	September 30,	December 31,
	2025 (1)	2024
Company:
Total capital (to risk-weighted assets)	14.88%	14.20%
Tier 1 capital (to risk-weighted assets)	14.01%	13.40%
Common equity tier 1 capital (to risk-weighted assets)	13.92%	13.31%
Tier 1 capital (to adjusted total assets)	10.40%	10.02%

Columbia Bank:
Total capital (to risk-weighted assets)	13.95%	14.41%
Tier 1 capital (to risk-weighted assets)	13.08%	13.56%
Common equity tier 1 capital (to risk-weighted assets)	13.08%	13.56%
Tier 1 capital (to adjusted total assets)	9.71%	9.64%

(1) Estimated ratios at September 30, 2025

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	September 30,	December 31,
	2025	2024
	(Dollars in thousands)

Total stockholders' equity	$1,140,960	$1,080,376
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(7,434)	(8,964)
Total tangible stockholders' equity	$1,022,811	$960,697

Shares outstanding	104,743,273	104,759,185

Book value per share	$10.89	$10.31
Tangible book value per share	$9.76	$9.17

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Reconciliation of Core Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(In thousands)

Net income	$14,868	$6,185	$36,073	$9,570
Less/add: (gain) loss on securities transactions, net of tax	—	—	(251)	1,130
Add: FDIC special assessment, net of tax	—	(107)	—	385
Add: severance expense, net of tax	503	—	1,020	67
Add: merger-related expenses, net of tax	—	19	—	691
Add: litigation expenses, net of tax	—	—	242	—
Core net income	$15,371	$6,097	$37,084	$11,843

Return on Average Assets
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in thousands)

Net income	$14,868	$6,185	$36,073	$9,570

Average assets	$10,811,264	$10,682,627	$10,690,350	$10,642,460

Return on average assets	0.55%	0.23%	0.45%	0.12%

Core net income	$15,371	$6,097	$37,084	$11,843

Core return on average assets	0.56%	0.23%	0.46%	0.15%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in thousands)

Total average stockholders' equity	$1,127,486	$1,061,252	$1,108,284	$1,045,201
Less/add: (gain)loss on securities transactions, net of tax	—	—	(251)	1,130
Add: FDIC special assessment, net of tax	—	(107)	—	385
Add: severance expense, net of tax	503	—	1,020	67
Add: merger-related expenses, net of tax	—	19	—	691
Add: litigation expenses, net of tax	—	—	242	—
Core average stockholders' equity	$1,127,989	$1,061,164	$1,109,295	$1,047,474

Return on average equity	5.23%	2.32%	4.35%	1.22%

Core return on core average equity	5.41%	2.29%	4.47%	1.51%

Return on Average Tangible Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in thousands)

Total average stockholders' equity	$1,127,486	$1,061,252	$1,108,284	$1,045,201
Less: average goodwill	(110,715)	(110,715)	(110,715)	(110,715)
Less: average core deposit intangible	(7,742)	(9,842)	(8,252)	(10,391)
Total average tangible stockholders' equity	$1,009,029	$940,695	$989,317	$924,095

Core return on average tangible equity	6.04%	2.58%	5.01%	1.71%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in thousands)

Net interest income	$57,386	$45,275	$161,414	$131,555
Non-interest income	9,867	8,978	28,511	25,610
Total income	$67,253	$54,253	$189,925	$157,165

Non-interest expense	$45,086	$42,834	$133,837	$134,739

Efficiency ratio	67.04%	78.95%	70.47%	85.73%

Non-interest income	$9,867	$8,978	$28,511	$25,610
Less /add: (gain) loss on securities transactions	—	—	(336)	1,256
Core non-interest income	$9,867	$8,978	$28,175	$26,866

Non-interest expense	$45,086	$42,834	$133,837	$134,739
Less: FDIC special assessment, net	—	126	—	(439)
Less: severance expense	(670)	—	(1,365)	(74)
Less: merger-related expenses	—	(23)	—	(737)
Less: litigation expenses	—	—	(325)	—
Core non-interest expense	$44,416	$42,937	$132,147	$133,489

Core efficiency ratio	66.04%	79.14%	69.70%	84.26%